Exhibit 21.1
Subsidiaries of the Registrant

Moldflow Scandinavia (Sweden)
Moldflow International Pty. Ltd. (Australia)
Moldflow Pty. Ltd. (Australia)
Moldflow Italia SAS. (Italy)
Moldflow Korea Limited (Korea)
Moldflow (Europe) Ltd. (United Kingdom)
Moldflow Vertriebs GmbH (Germany)
Moldflow Japan KK (Japan)
Moldflow Singapore Pte. Ltd. (Singapore)
Moldflow France (France)
Moldflow BV (Netherlands)
Moldflow Taiwan, Inc. (Taiwan)
Moldflow Ireland, Ltd. (Ireland)
Moldflow Iberia sl (Spain)
Advanced CAE Technology, Inc. (New York)
Branden Technologies, Inc. (Oregon)
Moldflow Merger Corp. (Delaware)
Moldflow (Guangzhou) Ltd. (China)
Moldflow Securities Corp. (Massachusetts)
American MSI Corporation LLC (Delaware)